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                                                                     Exhibit 8.1

                               BUCHANAN INGERSOLL
                               ------------------
                            PROFESSIONAL CORPORATION

                                   Attorneys
                                                    One Oxford Centre
                                                    301 Grant Street, 20th Floor
                                                    Pittsburgh, PA  15219-1410

                                                    Telephone:  412-562-8800
                                                    Fax:  412-562-1041


                                March 12, 1996



Integra Financial Corporation
Four PPG Place
Pittsburgh, Pennsylvania  15222-5408

National City Corporation
1900 East Ninth Street
Cleveland, Ohio  44114

Re:              Merger of Integra Financial Corporation
                 with and into National City Corporation
                 ---------------------------------------

Gentlemen:

    You have requested our opinion as to the federal income tax consequences of the transaction contemplated by the Agreement and Plan of Merger dated August 27, 1995, by and between Integra Financial Corporation ("Integra") and National City Corporation ("National City") (the "Merger Agreement") providing, in part and subject to certain conditions, for the merger of Integra with and into National City (the "Merger") pursuant to the Delaware General Corporation Law and the Pennsylvania Business Corporation Law. Upon consummation of the Merger, National City will be the surviving corporation.

    Upon consummation of the Merger, each issued and outstanding share (other than shares held by Integra as treasury stock, National City or any of their direct or indirect wholly